News Release For Immediate Release

Media Contact: Sylvia R. Tawse	Investor Contact: Terri MacInnis
The Fresh Ideas Group	Bibicoff & Associates Inc.
(303) 449-2108 ext. 11	(818) 379-8500
sylvia@freshideasgroup.com	terrimac@bibicoff.com

Organic To Go Acquires Three Brother’s Restaurants,
Expands Corporate Catering Reach in San Diego

SAN DIEGO, Calif. — (Oct. 19, 07) — After 20 years in business in San Diego, the Kashou brothers’ company, Brother’s Restaurant & Deli, has decided to go organic. Organic To Go (OTCBB: OTGO), the nation’s first fast casual café chain to be certified as an organic retailer, today announced it closed on acquisition of the privately owned Brother’s Restaurant & Deli chain, adding three retail cafés and two catering facilities to its roster, and landing the company at a milestone of 25 cafés nationally. This is the third acquisition in as many months for the swiftly growing Organic To Go, which now has eight cafes in San Diego and has branded grab-and-go kiosks at San Diego State University and University of San Diego.

A study released on October 10 by Scarborough Research reports that San Diego is the fifth highest consuming city for organic users with 24 percent of San Diego adults using organic foods in the past month.

The Kashou brothers business last year generated more than $3 million in profitable revenue and is a local success story in a growing business community. Organic To Go will convert and rebrand the three Brother’s locations - one downtown located at 110 W. A St., one in Sorrento Valley at 10201 Wateridge Circle and one in La Jolla at 4250 Executive Square - to its natural and organic menu and its environmentally-friendly practices over the next several months. The cafés will continue to operate as Brothers while undergoing the change, with full transformation to Organic To Go planned for early 2008.

Corporate catering represents the fastest growing segment of Brother’s revenues, with more than 100 corporate catering clients, some of which are leading corporations in San Diego. Effective immediately, corporate catering clients will be able to order from the full-service Organic To Go menu, which includes an extensive selection of sandwiches, wraps, salads, hot and cold buffets, all-day meeting buffets, soup and chili kettles, appetizer platters, seafood, Mexican food, Asian specialties and desserts. Organic To Go’s corporate catering sector grew 157 percent the first six months of this year as compared with the same period last year.

“Organic is a great alternative and with Organic To Go’s green practices like biodegradable packaging and Toyota hybrid auto and bicycle delivery vehicles, the company is really setting a new benchmark for the industry,” said Steve Kashou, one of the three founding brothers of Brother’s Restaurants along with Eddie and Jimmy Kashou. “My brothers and I are very excited about this opportunity. We believe the Organic To Go concept can be replicated in any city in America and that we will contribute on a much larger scale in growing the company.”

Steve Kashou and his brothers will continue with Organic To Go in San Diego on the leadership team. All 43 employees of Brothers Restaurant & Deli also will be offered positions on the Organic To Go team and will receive full benefits.

“When we purchase catering and café operations, it’s very important that we keep the original ownership and employees,” said Jason Brown, founder and CEO of Organic To Go. “Our goal is to continue to learn from their successful local operation and to grow as part of the community. San Diego is a healthy community in the true sense of the word and we are proud to be a growing part of it”.”
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About Organic To Go (OTCBB: OTGO),
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer. Organic To Go’s locations can be found in the heart of multi-tenant office towers, on corporate campuses, college campuses, in hospitals and at Los Angeles International Airport. The company’s multi-channel business model includes retail, delivery and wholesale operations. Organic To Go’s mission is to become the leading certified organic provider of organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible, and is always natural and created with care for the environment. For more information, visit www.organictogo.com.

Statement:
This news release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

EDITOR’S NOTE: High resolution jpeg photos and fact sheets are available by contacting Jen Marshall at jen@freshideasgroup.com or calling 303 449-2108 ext 16.

10/19/07